1400 Union Meeting Road
Blue Bell, PA 19422
Phone:   215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Yanis Bibelnieks for C&D: 718-499-6516

                      C&D TECHNOLOGIES REPORTS EARNINGS FOR
                             SECOND QUARTER FY 2004

BLUE BELL, PA, August 28, 2003 - C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced net income for its second quarter ending July 31, 2003 of $3,580,000 or 14 cents per share compared to $4,704,000 or 18 cents per share in the prior year's second quarter. Net sales for the second quarter were $81,364,000 compared to the prior year's second quarter of $84,292,000, but were up from net sales of $77,368,000 in the first quarter of this year, with earnings per share up over 10% from the first quarter's 11 cents per share.

"The second quarter results reflect our continuing focus on cost controls in a difficult business environment," stated Wade H. Roberts, Jr., president and chief executive officer of the company. "This focus has enabled us to produce a solidly profitable quarter, generate strong operating cash flow and reduce debt to a four-year low. We are encouraged by the modest sequential improvement in sales and profit over the first quarter. This sales increase, the first in three quarters, combined with increased quotation activity, higher order backlog and a book-to-bill ratio slightly greater than one, gives us confidence that third quarter earnings per share could increase by a double digit percentage over the just-concluded second quarter," he said.

For the fiscal six-month period ending July 31, 2003, net income decreased 27% to $6,402,000, or 25 cents per share, from $8,828,000, or 34 cents per share for the first six months of the prior year. Sales for the fiscal six-month period declined 6% to $158,732,000 from $168,354,000 in the prior year's comparable period.

C&D Technologies' fiscal 2004 second quarter operating results from its reporting segments were as follows:

Powercom - Sales fell 6% to $33,354,000, compared with $35,668,000 in last year's second quarter primarily due to lower telecommunications sales. Operating income in the quarter decreased 20% to $4,257,000 from $5,306,000 in the second quarter of fiscal 2003.

Dynasty - Sales increased 13% in the quarter to $26,010,000 from $23,054,000 in the prior year's second quarter. This increase was primarily due to an increase in uninterruptible power supply sales. Operating income for the segment was relatively constant at $4,002,000 in the second quarter of fiscal 2004, compared with $4,018,000 in the prior year.

Motive Power - Sales decreased 9% in the second quarter to $11,958,000 from $13,077,000 in the prior year's second quarter. The business had an operating loss of $1,649,000 in the second quarter compared to an operating loss of $1,138,000 in the prior year's comparable quarter.

Power Electronics - Sales decreased 20% in the quarter to $10,042,000 from $12,493,000 in the prior year's second quarter. The revenue decrease was due primarily to a decline in DC to DC converter sales. The business had an operating loss of $391,000 in the quarter compared to operating income of $440,000 in the prior year's second quarter.







This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2003), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.



                                    # # # # #

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except for per share data)
                                   (Unaudited)

                                               Three months ended               Six months ended
                                                    July 31,                         July 31,
       Summary of earnings                     2003          2002              2003           2002
       -------------------                     ----          ----              ----           ----

       Net sales                                $81,364      $84,292            $158,732     $168,354

       Gross profit                              19,078       20,202              36,070       38,848

       Selling, general and
         administrative expenses                 10,524        9,044              19,694       17,853


       Research and development
         expenses                                 2,335        2,532               4,746        4,894

       Operating income                           6,219        8,626              11,630       16,101


       Income before income taxes
         and minority interest                    5,605        7,688              10,300       13,985

       Net income before minority
          interest                                3,531        4,844               6,489        8,811

       Net income                                 3,580        4,704               6,402        8,828

       Basic earnings per share                    0.14         0.18                0.25         0.34


       Diluted earnings per share                  0.14         0.18                0.25         0.34


       Weighted average shares
         outstanding:
                      Basic                      25,555       25,915              25,601       25,943
                      Diluted                    25,656       26,140              25,707       26,207


       Other financial data

       Operating cash flow                       $9,590     $15,923              $16,809      $33,917
       Depreciation and amortization              5,628       5,998               11,440       12,250

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                     SELECTED FINANCIAL INFORMATION (CONT.)
                             (Dollars in thousands)
                                   (Unaudited)


              Selected Balance                 July 31,             January 31,
              Sheet data                        2003                   2003
                                                ----                   ----

              Total cash                      $  6,769              $ 12,966

              Total assets                     364,319               382,156

              Total debt                        22,500                39,919

              Total equity                     260,685               258,274